REGULATORY MATTERS

As part of various investigations by a
number of federal, state, and foreign
regulators and governmental entities,
relating to certain practices in the
mutual fund industry, including late
trading, market timing and marketing
support payments to securities dealers who sell fund shares, Franklin Resources, Inc.
and certain of its subsidiaries
(collectively, the "Company"), entered
into settlements with certain of those
regulators.

Specifically, the Company entered into
settlements with the Securities and
Exchange Commission ("SEC") concerning
market timing (the "August 2, 2004 SEC
Order") and marketing support payments to securities dealers who sell fund shares
(the "December 13, 2004 SEC Order") and
with the California Attorney General's
Office ("CAGO") concerning marketing
support payments to securities dealers
who sell fund shares (the "CAGO
Settlement"). Under the terms of the
settlements with the SEC and the CAGO,
the Company retained an Independent
Distribution Consultant ("IDC") to
develop a plan for distribution of the
respective settlement monies. The CAGO
approved the distribution plan under the CAGO Settlement and, in accordance with the terms and conditions of that settlement, the monies were disbursed to the relevant funds. The Trust did not participate in the CAGO Settlement. The
SEC has not yet approved the distribution plan pertaining to the December 13, 2004
SEC Order. When approved, disbursements
of settlement monies will be made
promptly to the relevant funds, in
accordance with the terms and conditions of that order. The IDC has also prepared and submitted to the SEC for its approval a plan of distribution under the August
2, 2004 SEC Order that resolved the SEC's market timing investigation.

In addition, the Company, as well as most of the mutual funds within Franklin
Templeton Investments and certain current or former officers, directors, and/or employees, have been named in private lawsuits (styled as shareholder class actions, or as derivative actions on behalf of either the named funds or Franklin Resources, Inc.) relating to the industry practices referenced above, as well as to allegedly excessive advisory fees, commissions, and/or 12b-1 fees. The lawsuits were filed in different courts throughout the country. Many of those suits are now pending in a multi-district litigation in the United States District
Court for the District of Maryland.

The Company and fund management strongly believe that the claims made in each of the private lawsuits referenced above are without merit and intend to defend against them vigorously. The Company cannot predict with certainty the eventual outcome of these lawsuits, nor whether they will have a material negative impact on the Company. If it is determined that the Company bears responsibility for any unlawful or inappropriate conduct that caused losses to the Trust, it is committed to making the Trust or its shareholders whole, as appropriate.